Filed pursuant to Rule 424(b)(3)
                                                    Registration No. 333-114432

                                     AMREIT

                   Supplement No. One, Dated August 31, 2004
                       To Prospectus, Dated June 25, 2004
        For up to 17,000,000 Class D Common Shares Offered To The Public


     This Supplement is part of, and should be read in conjunction with, the Prospectus dated June 25, 2004. Capitalized terms used in this Supplement have the same meanings as in the Prospectus unless otherwise stated herein.

     Information as to the number and types of properties acquired by AmREIT is presented as of August 31, 2004 and all references to property acquisitions should be read in that context. Proposed properties for which AmREIT enters into initial commitments to acquire, as well as property acquisitions, that occur after August 31, 2004, will be reported in a subsequent Supplement.

                              RECENT DEVELOPMENTS

     AmREIT has acquired four new properties: The Courtyard at Post Oak, Bakery Square Shopping Center, Plaza in the Park and Cinco Ranch Shopping Center. The first three are located in Houston, Texas and the last property is located in Katy, Texas, a suburb of Houston. As of the date of this Supplement, we have sold 275,280.424 class D common shares, resulting in $2,752,804.24 in gross sales proceeds.

The Courtyard at Post Oak:

     On June 15, 2004, AmREIT acquired The Courtyard at Post Oak, consisting of a 4,013 square foot, free standing building occupied by Verizon Wireless (NYSE:
VZ) and a 9,584 square foot, multi-tenant shopping center occupied by Ninfa's Restaurant and Dessert Gallery. The property was acquired for $6.35 million in cash.

Bakery Square Shopping Center:

     On July 21, 2004, AmREIT acquired Bakery Square Shopping Center, which is comprised of a free standing Walgreen's and a 19,494 square foot shopping center anchored by Bank of America (NYSE: BOA). The shopping center was acquired with approximately $3.97 million in cash and the assumption of $4.52 million in long term fixed rate debt.

Plaza in the Park:

     On July 1, 2004, AmREIT acquired Plaza in the Park, a 129,955 square foot Kroger (NYSE: KR) anchored shopping center located on approximately 14.3 acres of land. The property was acquired with approximately $15.33 million in cash and the assumption of $18.16 million in long term fixed rate debt.

Cinco Ranch Shopping Center:

     On July 1, 2004, AmREIT acquired Cinco Ranch - Kroger, a 97,297 square foot Kroger (NYSE: KR) anchored shopping center located on approximately 12.8 acres of land. The property was acquired with approximately $6.4 million in cash and the assumption of $8.59 million in long term fixed rate debt.

                            BUSINESS AND PROPERTIES

Properties

     Description.

     The following sentence updates and replaces the table heading under this caption on page 30 of the Prospectus.

     Information concerning the properties owned solely by AmREIT as of August 31, 2004, is presented in the following table:



                    AmREIT Wholly-Owned Property Information
                               (August 31, 2004)



                                                                           Building                        Lease
         Property (Location)               Date         Purchase           Leaseable         Annual      Expiration
                                          Acquired       Price               Area             Rent          Date

 Radio Shack
    (Dallas, TX) ....................    06/15/94      $1,062,000            5,200          $108,900     11/30/06
 Transworld Entertainment
    (Independence, MO) ..............    11/14/94       1,550,000           14,047           187,655     04/30/04
 Copperfield Medical Plaza
    (Houston, TX) ...................    07/01/95       1,680,000           14,000           201,072     04/30/07
 Wherehouse Entertainment
    (Wichita, KS) ...................    09/12/95       1,700,000           15,158           (3)         12/31/04
 FootStar, Inc. (1)
    (Tucson, AZ) ....................    09/11/96       3,351,000           19,550           419,026     09/30/16
 Washington Mutual
    (The Woodlands, TX) (4)..........    09/23/96         500,000             -               59,461     09/30/11
 Washington Mutual
    (Houston, TX) (4)................    12/11/96         828,000             -               97,861     12/31/11
 FootStar, Inc. (1)
    (Baton Rouge, LA) ...............    06/09/97       2,806,000           20,575           300,539     05/15/12
 Hollywood Video
    (Lafayette, LA) .................    10/31/97       1,124,000            7,488           134,709     09/24/12
 Hollywood Video
    (Ridgeland, MS) .................    12/30/97       1,208,000            7,488           138,453     12/22/12
 OfficeMax
    (Dover, DE) .....................    04/14/98       2,548,000           23,500           264,679     04/30/13
 Woodlands Plaza
    (The Woodlands, TX)..............    06/03/98       3,542,000           16,922           374,100      Various
 Sugar Land Plaza
    (Sugar Land, TX) ................    07/01/98       3,635,000           16,922           330,875     07/01/13
 Dardin Restaurants
    (Peachtree City, GA) (4).........    12/18/98         738,000             -               75,000     12/17/08
 IHOP, Corp.
    (Sugarland, TX) .................    09/30/99       1,608,000            4,020           165,180     09/30/24
 IHOP, Corp.
    (Topeka, KS) ....................    09/30/99       1,335,000            4,020           137,340     09/30/24
 Foodmaker
    (Dallas, TX).....................  07/23/02 (2)       715,100            2,238            68,998     07/11/09
 Baptist Memorial Health
    (Memphis, TN)....................  07/23/02 (2)     2,079,200           15,000           204,375     08/31/07
 Payless Shoes
    (Austin, TX).....................  07/23/02 (2)       698,300            4,000            82,000     01/30/08
 Golden Corral
    (Houston, TX)....................  07/23/02 (2)     1,811,800           12,000           182,994     11/30/07
 Golden Corral
    (Houston, TX)....................  07/23/02 (2)     1,843,400           12,000           181,688     03/14/08
 Eckerd
    (Houston, TX) (4)................    01/10/03       2,646,900             -              327,167     10/31/23
 TGI Friday's
    (Houston, TX)....................  07/23/02 (2)     2,036,900            8,500           180,500     01/30/08
 Guitar Center
    (Minnesota, MN)..................  07/23/02 (2)     2,541,700           15,000           246,750     08/31/09
 AFC, Inc. (Popeye's Chicken)
    (Atlanta, GA)....................  07/23/02 (2)     1,113,900            2,583           105,563     07/19/14
 Memorial Herman Hospital
    (Houston, TX)....................  07/23/02 (2)     1,816,800           15,000           171,360     01/31/09
 Blockbuster Video
    (Oklahoma City, OK)..............  07/23/02 (2)       973,800           15,000            92,610     08/31/05
 Pier One
    (Longmont, CO)...................  07/23/02 (2)     1,423,600            8,014           135,560     02/29/08
 IHOP, Corp.
    (Grand Prairie, TX)..............    04/15/03       1,940,400            4,020           174,332     04/14/28
 TGI Friday's
    (Hanover, MD)....................    09/16/03       1,474,700            8,500           134,962     09/30/13
 The Terrace Shops
    (Houston, TX)....................    12/15/03       4,800,000           16,395           428,900      Various
 Uptown Plaza
    (Houston, TX)....................    12/15/03      13,000,000           28,000         1,268,400      Various
 The Courtyard at Post Oak
   (Houston, TX).....................    06/15/04       6,350,000           13,597           481,609      Various
 Plaza in the Park
   (Houston, TX).....................    07/01/04      33,490,000          129,955         2,607,862      Various
 Cinco Ranch Shopping Center
   (Katy, TX)........................    07/01/04      14,990,000           97,297         1,218,466      Various
 Bakery Square
   (Houston, TX).....................    07/21/04       8,490,000           34,704           531,108      Various

 TOTAL ..............................                $132,289,500          602,561       $11,711,154


                                       2

-------------------------------------------------------------------------------
     (1) Footstar, Inc. filed for Chapter 11 Bankruptcy protection on March 2, 2004. In publicly released announcement, Footstar has indicated their intent to reject the lease on all Just For Feet locations, including the leases on our two properties.
     (2) These properties were acquired as part of the merger of the affiliated partnerships (Funds IX, X and XI) on July 23, 2002.
          The purchase price reflects the pro-rata portion of the negotiated price allocated to the properties that AmREIT paid the partnerships in common shares.
     (3)  Wherehouse   Entertainment   filed  for  Chapter  11  Bankruptcy
          protection, and as such, rejected the Wherehouse Entertainment lease in Wichita, Kansas. At March 31, 2004, no rental income was being received on this property.
     (4) Represents a land lease only, and as such, no building leasable area is reflected.

     The following paragraphs are inserted following the first full paragraph on page 33 of the Prospectus.

     Recent Acquisitions and Dispositions.

     On June 15, 2004, AmREIT acquired The Courtyard at Post Oak, consisting of a 4,013 square foot, free standing building occupied by Verizon Wireless (NYSE:
VZ) and a 9,584 square foot, multi-tenant shopping center occupied by Ninfa's Restaurant and Dessert Gallery. The property was constructed in 1994 and is located at the northwest intersection of Post Oak and San Felipe in Houston, Texas. This is a lighted intersection in the heart of the Galleria area, the most significant retail corridor in the Greater Houston area. The property was acquired for $6.35 million in cash. The weighted average remaining lease term for the project is 5.2 years.


            Tenant                 Square Footage         Lease Term         Expiration           Rental Increases
       Verizon Wireless                 4,013              10 Years         December 2009               Yes
           Ninfa's                      7,606              15 Years         November 2009               Yes
       Dessert Gallery                  1,978              5 Years           August 2008                 No



     On July 21, 2004, AmREIT acquired Bakery Square Shopping Center, which is comprised of a free standing Walgreen's and a 19,494 square foot shopping center anchored by Bank of America (NYSE: BOA). The property was constructed in 1996 and is located at the southwest corner of Dunlavy and West Gray in Houston, Texas. This is a strong infill location just south of the central business district in Houston. The property was acquired with approximately $3.97 million in cash and the assumption of $4.52 million in long term fixed rate debt. The debt is evidenced by note issued to New York Life Insurance Company and has a current balance of $4.52 million, bears interest at a rate of 8% per year (and matures on February 10, 2017. The initial principal balance of the note was $5.40 million. The loan has a term and amortization of 15-years, with principal and interest payments of $47,617 due monthly. The weighted average remaining lease term for the shopping center is 4.9 years. The Walgreen's lease is for 60 years and will expire October 31, 2056. The shopping center is 100% occupied.


            Tenant                 Square Footage         Lease Term          Expiration          Rental Increases
      Blockbuster Video                 6,484              10 years          October 2006                No
           T-Mobile                     1,416              10 years         September 2007               No
       Fantastic Sam's                  1,050              4 years          February 2008               Yes
       River Oaks Nails                 1,050              5 years             May 2009                 Yes
        Bell Cleaners                   1,750              14 years           March 2010                Yes
        Boston Market                   2,816              10 years            May 2010                 Yes
       Bank of America                  3,878              15 years          January 2012               Yes
      Philly Connection                 1,050              10 years            May 2014                 Yes
          Walgreens                    15,210              60 years         September 2056               No



     On July 1, 2004, AmREIT acquired Plaza in the Park, a 129,955 square foot Kroger (NYSE: KR) anchored shopping center located on approximately 14.3 acres of land. The property was constructed in 1999 and is located at the southwest corner of Buffalo Speedway and Westpark in Houston, Texas. Plaza in the Park's Kroger is undergoing a 13,120 square foot expansion and, when completed, is expected to be the number one Kroger grocery store in both sales volume and size in the State of Texas. Additionally, Kroger is the number one grocer in the Houston marketplace, and enjoys over 26% of total market share. The property was acquired with approximately $15.33 million in cash and the assumption of $18.16 million in long term fixed rate debt. The debt is evidenced by a note issued to Teachers Insurance and Annuity Association of America and has a current balance of $18.16 million, bears interest at a rate of 5.16% per year and matures in July 2013. The initial principal balance of the note was approximately $18.43 million. The loan has a ten year term with a 30-year amortization. Principal and interest payments of $105,802 are due monthly. The weighted average remaining lease term for the project is 9.2 years. The Kroger lease is for 20 years, containing approximately 69 thousand square feet, expiring in August 2017. The shopping center is 96.67% occupied.


            Tenant                 Square Footage         Lease Term          Expiration          Rental Increases

         Postal Annex                    900               5 years            April 2006                 No
     Dervish Enterprises                2,427              5 years            June 2006                  No
           Quizno's                     1,600              7 years           October 2006               Yes
       Sprintcom, Inc.                  2,500               5-Year           October 2006                No
       The Root of You                  2,850              5 years          December 2006                No
     Hallmark Gold Crown                5,650               5-Year          February 2007                No
       Siena Interiors                  2,164              5 years           October 2007                No
        Image America                   2,276               5-Year            March 2008                Yes
      Avenue Chocolates                 1,200              5 years            March 2008                 No
       Tapioca Express                  1,112              5 years          December 2008                No
         Planet Beach                   1,960              7 years            March 2009                Yes
  Huntington Learning Center            2,518              5 years            March 2009                 No
   West University Wellness             2,400              5 years            April 2009                 No
     Dr. Daniel O. Howes                1,500              10 years            May 2009                  No
       Pilgrim Cleaners                 1,200              10 years           June 2009                 Yes
      General Nutrition                  900               10 years           June 2009                 Yes
          Bo Hwa Oh                     1,295              5 years            July 2009                  No
        Brelian, Inc.                   2,300              10 years          August 2009                Yes
        Envision Nails                  1,200              10 years         September 2009               No
     Vietopia Restaurant                5,640              10 years         September 2009              Yes
        Vision Optique                  1,800              10 years          October 2009               Yes
      Copperfield Liquor                3,400              10 years         December 2009               Yes
        Buca di Beppo                   7,573              10 years          August 2010                Yes
  Household Finance Corp III            2,000              10 years           April 2011                Yes
       Kroger Texas, LP                68,658              20 years          August 2017                 No
            Vacant                      2,932


     On July 1, 2004, AmREIT acquired Cinco Ranch - Kroger, a 97,297 square foot Kroger (NYSE: KR) anchored shopping center located on approximately 12.8 acres of land. The property was constructed in 2001 and is located at the northeast corner of Mason Road and Westheimer Parkway in Katy, Texas. The shopping center is positioned in the heart of the affluent Cinco Ranch master planned community, and is ranked by Kroger as one of the top 10 Kroger grocery stores in Texas. The property was acquired with approximately $6.4 million in cash and the assumption of $8.59 million in long term fixed rate debt. The debt is evidenced by a note issued to Teachers Insurance and Annuity Association of America and has a current balance of $8.59 million, bears interest at a rate of 5.16% per year and matures in July 2003. The initial principal amount of the note was approximately $8.72 million. The loan has a ten year term with a 30-year amortization. Principal and interest payments of $50,060 are due monthly. The weighted average remaining lease term for the project is 14 years. The Kroger lease is for 20 years, containing approximately 63 thousand square feet, expiring in June 2023. The shopping center is 100% occupied.


            Tenant                 Square Footage         Lease Term          Expiration          Rental Increases

     Hallmark Gold Crown                4,500              5 years          February 2006                No
      General Nutrition                 1,400              5 years            March 2006                 No
           L'Aglio                      1,720              5 years            April 2006                 No
     Sally Beauty Company               1,400              5 years            July 2006                  No
      State Farm Mutual                 1,400              5 years          September 2006               No
            I-cafe                      1,000              5 years          February 2008                No
       Uncle Lee's Cafe                 1,600              5 years            June 2008                  No
       Itty Bitty City                  2,600              5 years          December 2008                No
     Pizza Hut of America               1,600              10 years          January 2011               Yes
    Fashion Park Cleaners               1,400              10 years         February 2011               Yes
         Nails Today                    1,400              10 years         February 2011               Yes
        Parkway Liquor                  1,927              10 years         February 2011               Yes
          eDentistry                    1,750              10 years         February 2011               Yes
       TGF Haircutters                  1,400              10 years           March 2011                Yes
 Wishnow-Sugar Vision Center            1,820              10 years           March 2011                Yes
       Blockbuster Inc.                 4,417              10 years           March 2011                Yes
       Starbucks Corp.                  1,400              10 years           June 2011                 Yes
       Mail Boxes Etc.                  1,190              10 years         November 2011               Yes
       Kroger Texas LP                 63,373              20 years           June 2023                  No




                              REDEMPTION OF SHARES

     Description.

     The following sentence updates and replaces the first sentence in the fifth paragraph under this caption on page 57 of the Prospectus.

     Upon the Redemption Agent's receipt of notice for redemption of shares, the redemption price for this limited optional redemption right will initially be $10.00 per share.